AZZ Inc. Appoints Steven R. Purvis To The Board of Directors

Contact:	Paul Fehlman, Senior Vice President – Finance and CFO
AZZ Inc. 817-810-0095
Internet: www.azz.com

Lytham Partners 602-889-9700
Joe Dorame or Robert Blum
Internet: www.lythampartners.com

July 15, 2015 – FORT WORTH, TX - AZZ Inc. (NYSE:AZZ), a global provider of galvanizing services, welding solutions, specialty electrical equipment and highly engineered services, today announced the appointment of Mr. Steven R. Purvis, age 51, to serve as a new member of AZZ’s Board of Directors. Mr. Purvis will hold office until he stands for re-election at AZZ’s next annual shareholders meeting in 2016.

Mr. Purvis is a Principal of Luther King Capital Management (“LKCM”). He joined the firm in 1996 as a Director of Research and currently serves as a portfolio manager responsible for small and mid cap investments. He has been a Trustee of the LKCM Funds since 2013. Prior to joining LKCM, Mr. Purvis served as a senior analyst at Roulston Research from 1993 to 1996 and also served as a research analyst at Waddell & Reed, Inc. from 1990 to 1993. Since 2001, Mr. Purvis has served as chairman and significant shareholder of KGP Group Inc., a private manufacturing company focused on the aerospace and packaging end markets. He is also currently serving on the investment committee of All Saints Episcopal School of Fort Worth, Texas. Mr. Purvis earned his Master of Business Administration; Finance from the University of Missouri – Kansas City and a Bachelor of Science in Business Administration; Finance from the University of Missouri.

Mr. Kevern Joyce, Chairman of AZZ’s Board of Directors, said, “We are pleased Steve Purvis has agreed to join AZZ’s Board of Directors. Steve has built a distinguished career as an investment manager for individual managed accounts and as a portfolio manager for highly successful small and mid cap mutual funds. He will assist the Board in analyzing various corporate investment decisions across multiple industries and market sectors and will add an additional layer of financial analytics to the Board’s deliberations.”

Mr. Joyce further noted, “We had two Board members retire at this year’s annual shareholders meeting, and it is important for the Board to fill these vacancies with new members that will continue to diversify the Board’s experience and maintain the depth of its decision-making process. Over the past year we have implemented several Board succession initiatives, and the addition of Steve Purvis is yet another step in our strategic Board refreshing process, which we expect to continue over the next few years.”

About AZZ Inc.

AZZ Inc. is a global provider of galvanizing services, welding solutions, specialty electrical equipment and highly engineered services to the markets of power generation, transmission, distribution and industrial in protecting metal and electrical systems used to build and enhance the world’s infrastructure. AZZ Galvanizing is a leading provider of metal finishing solutions for corrosion protection, including hot dip galvanizing to the North American steel fabrication industry. AZZ Energy is dedicated to delivering safe and reliable transmission of power from generation sources to end customers, and automated weld overlay solutions for corrosion and erosion mitigation to critical infrastructure in the energy markets worldwide.

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